Exhibit 99.1

Clearway Energy, Inc. Reports Full Year 2020 Financial Results

•Closed on or committed to invest $880 million in new growth investments during 2020
•Executed on $1.4 billion in capital formation through project level debt optimization, new corporate level financing, and the recycling of non-strategic assets
•Signed third party acquisition agreement in February 2021 for the 264 MW Mt. Storm wind project
•Increased quarterly dividend by 1.9% to $0.324 per share in the first quarter of 2021; Reiterating Clearway’s long term annual dividend growth target of 5-8%, with upper end in 2021
•Raising pro forma CAFD outlook following the execution on, and commitment to, new growth

PRINCETON, NJ — March 1, 2021— Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) today reported fourth quarter 2020 financial results, including Net Loss of $73 million, Adjusted EBITDA of $229 million, Cash from Operating Activities of $104 million, and Cash Available for Distribution (CAFD) of $30 million.

"During 2020, Clearway successfully positioned itself to deliver on its objectives and grow over the long term by committing to $880 million in growth investments while also forming approximately $1.4 billion dollars in capital to optimize the balance sheet and fund new growth,” said Christopher Sotos, Clearway Energy, Inc.’s President and Chief Executive Officer. “With binding agreements for a cash equity partnership in a 1.6 GW portfolio, the acquisition of the additional interest in Agua Caliente now closed, and the recent signing of the 264 MW Mt. Storm wind project, Clearway has also further advanced its growth outlook. With these new growth investments the Company is able to increase its pro forma CAFD outlook to $385 million whereby further positioning Clearway for sustained long term dividend growth.”

Adjusted EBITDA and Cash Available for Distribution used in this press release are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information” below.

Overview of Financial and Operating Results

Segment Results

Table 1: Net (Loss)/ Income

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/20	12/31/19	12/31/20	12/31/19
Conventional	43	38	140	135
Renewables	(83)	(34)	(109)	(104)
Thermal	(1)	—	3	(5)
Corporate	(32)	(52)	(96)	(122)
Net (Loss)/ Income	(73)	(48)	(62)	(96)

Table 2: Adjusted EBITDA

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/20	12/31/19	12/31/20	12/31/19
Conventional	99	84	392	314
Renewables	119	103	655	606
Thermal	15	14	60	64
Corporate	(4)	(7)	(25)	(21)
Adjusted EBITDA	$229	$194	$1,082	$963

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended		Twelve Months Ended
($ millions)	12/31/20	12/31/19	12/31/20	12/31/19
Cash from Operating Activities	$104	$103	$545	$477
Cash Available for Distribution (CAFD)[1]	$30	$22	$295	$254

For the fourth quarter of 2020, the Company reported a Net Loss of $73 million, Adjusted EBITDA of $229 million, Cash from Operating Activities of $104 million, and CAFD of $30 million. Net Loss increased versus the fourth quarter of 2019 primarily due to higher depreciation expense from growth investments and non-cash impairment losses primarily related to various wind projects. Fourth quarter Adjusted EBITDA results were higher than 2019 primarily due to the acquisition of Carlsbad, stronger wind resource primarily at Alta, and higher performance across the solar fleet. In the fourth quarter, CAFD results were higher than 2019 primarily due to improved year over year Adjusted EBITDA and lower maintenance capital expenditures versus last year.

For the full year of 2020, the Company reported a Net Loss of $62 million, Adjusted EBITDA of $1,082 million, Cash from Operating Activities of $545 million, and CAFD of $295 million. Adjusted EBITDA results were higher than 2019 primarily due to the contribution of growth investments and higher renewable energy production versus last year. For the full year, CAFD results were higher than 2019 primarily due to the Adjusted EBITDA results.

COVID-19 Update

Due to the COVID-19 pandemic, the Company has implemented measures and developed corporate and regional response plans to protect its employees and to maintain safe and reliable operations at its facilities. The Company does not currently anticipate any material impact to its financial conditions resulting from the pandemic, however it has seen some degradation in volumetric sales at certain Thermal locations. The Company continues to anticipate that there will be lower volumetric sales at the Thermal segment through 2021.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Twelve Months Ended
	12/31/20	12/31/19	12/31/20	12/31/19
Conventional Equivalent Availability Factor[2]	96.7%	97.8%	94.9%	94.9%
Renewables Generation Sold (MWh)[3]	1,714	1,401	7,460	6,584
Thermal Generation Sold (MWh/MWht)	474	553	1,995	2,329

In the fourth quarter of 2020, availability at the Conventional segment was lower than the fourth quarter of 2019 primarily due to an outage at El Segundo in December. The project is currently online and operating within expectations. Generation in the Renewables segment during the fourth quarter of 2020 was 22% higher than the fourth quarter of 2019 primarily due to the consolidation of the Distributed Generation Partnerships as a result of the Company's acquisition of Clearway Group's
1 Includes adjustments to reflect CAFD generated by unconsolidated investments that were unable to distribute project dividends due to the PG&E bankruptcy as of June 30, 2020
2 Excludes unconsolidated projects
3 Generation sold excludes MWh that are reimbursable for economic curtailment remaining interest in November 2020 and other growth investments. Thermal generation was 14% lower during the fourth quarter of 2020 versus last year primarily due to the disposition of Energy Center Dover and a decline in volumetric sales in part due to COVID-19 related impacts.

In February of 2021, severe winter weather impacted areas of the country, including Texas where the Company owns, or has an investment in, several wind projects. While the projects are now operating within expectations, during the weather event certain wind projects were unable to operate preventing the delivery of electricity to the power grid. The Company continues to assess the full financial exposure related to the circumstances, including potential mitigants, ongoing discussions with contractual counterparties, any potential disputes which may result and any state sponsored solutions to address the financial impacts caused by the circumstances. Based on available information, the Company currently estimates a direct cash impact between $20 million and $30 million in 2021.

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	12/31/2020	12/31/2019
Cash and Cash Equivalents:
Clearway Energy, Inc. and Clearway Energy LLC, excluding subsidiaries	$119	$30
Subsidiaries	149	125
Restricted Cash:
Operating accounts	73	129
Reserves, including debt service, distributions, performance obligations and other reserves	124	133
Total Cash	$465	$417
Revolving credit facility availability	429	425
Total Liquidity	$894	$842

Total liquidity as of December 31, 2020 was $894 million, which was $52 million higher than as of December 31, 2019 primarily due to the release of previously restricted distributions from unconsolidated investments impacted by the PG&E bankruptcy, proceeds raised through corporate financings, distributions from non-recourse refinancings, and the proceeds from the residential solar portfolio divestiture which closed in May 2020. This increase was in part offset by the execution of growth investments during the year and the redemption of the remaining balance of the 2024 Senior Notes and 2020 Convertible Notes in the first half of 2020.

The Company's liquidity includes $197 million of restricted cash as of December 31, 2020. Restricted cash consists primarily of funds to satisfy the requirements of certain debt arrangements and funds held within the Company's projects that are restricted in their use. As of December 31, 2020, these restricted funds were comprised of $73 million designated to fund operating expenses, approximately $24 million designated for current debt service payments, and $45 million of reserves for debt service, performance obligations and other items including capital expenditures. The remaining $55 million is held in distribution reserve accounts.

Potential future sources of liquidity include excess operating cash flow, availability under the revolving credit facility, asset dispositions, and, subject to market conditions, new corporate debt and equity financings.

Growth Investments

Binding Agreement to Acquire Mt. Storm Wind Project

On February 10, 2021, the Company entered into an agreement to acquire Mt. Storm, a 264 MW asset in West Virginia, from Castleton Commodities International. Mt. Storm will have a 10-year energy hedge with an investment-grade counterparty. The corporate capital commitment for the transaction is expected to be $96 million, subject to certain purchase price adjustments. Upon closing, the project is not expected to have a meaningful contribution to CAFD in 2021, but is expected to contribute asset CAFD on a five-year average annual basis of approximately $10 million beginning January 1, 2022. The transaction is subject to customary regulatory approvals, including FERC and Hart-Scott-Rodino and is expected to close in the first half of 2021.

Purchase of an Additional 35% interest in the Agua Caliente Solar Project

On February 3, 2021 the Company acquired an additional 35% equity interest in the Agua Caliente solar project from NRG Energy, Inc. for $202 million. Agua Caliente is a 290 MW solar project located in Dateland, Arizona in which Clearway previously owned a 16% equity interest. The project has approximately 19 years remaining under a PPA with PG&E and the acquisition is expected to provide incremental annual asset CAFD on a five-year average basis of $20 million prior to corporate financing. Following the close of the transaction, the Company owns a 51% equity interest in Agua Caliente and will now consolidate the project in its financial statements, which includes the project’s $719 million of non-recourse project debt as of December 31, 2020. The project’s non-recourse debt is fully amortizing and matures in 2037.

Agreements for Cash Equity Partnership in a 1.6 GW Portfolio

On December 22, 2020, the Company announced agreements providing for Clearway’s co-investment in a 1,204 MW portfolio of renewable energy projects developed by Clearway Group (CEG) consisting of i) 1,012 MW from five geographically diversified wind, solar, and solar plus storage assets under development and ii) the 192 MW Rosamond Central solar project which commenced operations in early 2021. Additionally, the parties amended the existing partnership agreement for the 419 MW Mesquite Star wind project providing the Company an additional 27.51% of the project’s cash flows after the first half of 2031. Approximately 90% of the generation from the projects are contracted with a diverse group of primarily investment grade counterparties and the portfolio has a greater than 14-year blended average contract length. Subject to closing adjustments and the projects achieving certain milestones, the Company expects to invest approximately $215 million in net corporate capital by the end of 2022. The expected net corporate capital includes a purchase price adjustment of $5 million received concurrent with a partnership agreement amendment for the additional interest in Mesquite Star. Based on the current expected timing of the projects achieving COD, the Company expects, before corporate financing costs, the asset CAFD contribution from the investments to be immaterial in 2021, approximately $9 million in 2022, and $20 million on a 5-year average basis beginning on January 1, 2023.

The assets in the partnership include:

Asset	Project Type	CWEN Cash Allocation	MW4	State	Target Financial Closing
Additional Interest in Mesquite Star[5]	Utility Wind	50%	419	TX	Operating
Rosamond Central	Solar	50%	192	CA	Operating
Mesquite Sky	Utility Wind	50%	345	TX	2H21
Black Rock	Utility Wind	50%	110	WV	2H21
Waiawa	Solar/Storage	50%	36	HI	1H22
Mililani	Solar/Storage	50%	39	HI	1H22
Daggett Solar	Solar/Storage	25%	482	CA	2H22

Under the portfolio partnership agreements, Clearway will act as managing member. The remaining interest in the cash equity partnerships will be owned by Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong”) (NYSE: HASI), a leading investor in climate solutions. On December 21, 2020, the Company acquired its 50% cash equity interest in Rosamond Central for approximately $24 million and completed the amendment for the additional interest in Mesquite Star. Definitive agreements relating to the Daggett, Waiawa, and Mililani projects remain subject to certain conditions and the review and approval by CWEN’s Independent Directors.

Purchase of Repowered Langford Wind Project

On November 20, 2020, the Company acquired from Clearway Energy Group (CEG) 100% of the cash equity interests in Langford Wind, a 160 MW asset in West Texas which achieved repowering commercial operations in November 2020. The corporate capital commitment for the transaction, was $64.3 million and the project is expected to contribute asset CAFD on a five-year average annual basis of approximately $8.5 million.
4 MW capacity is subject to change prior to COD; excludes 395 MW/1,580 MWh of co-located storage assets at Daggett, Waiawa, and Milila
5 The 50% cash allocation percentage for Mesquite Star represents CWEN’s total cash allocation percentage in the project inclusive of its September 1, 2020 acquisition of its initial interest in the project.

Binding Agreements to Acquire and Invest in a Portfolio of Renewable Energy Projects

On April 20, 2020 the Company announced it had entered into binding agreements with CEG that enables the Company to acquire and invest in a portfolio of renewable energy projects. The following projects were included in the drop-down:

•Remaining Interest in Repowering 1.0: The Company acquired this interest on May 11, 2020 for $70 million.
•Rattlesnake Wind: On January 12, 2021, the Company acquired 100% of CEG's equity interest in Rattlesnake Flat, LLC, which owns the Rattlesnake Wind Project, a 160 net MW wind facility located in Adams County, WA. The project has a 20-year power purchase agreement with Avista and achieved commercial operations in January 2021. The Company acquired the equity interest for $132 million and expects its net corporate capital commitment to be $119 million.6
•Pinnacle Wind Repowering: On February 26, 2021, the Company, through an indirect subsidiary, entered into an amended partnership agreement with CEG to repower the Pinnacle Wind Project, a 55 net MW wind facility located in Mineral County, WV. The amended agreement commits the Company to invest an estimated $67 million in net corporate capital, subject to closing adjustments, and no longer requires an additional payment in 2031. The existing Pinnacle Wind power purchase agreements will continue to run through 2031. Commercial operations and corporate capital funding for the Pinnacle Wind Repowering Partnership are expected to occur in the second half of 2021.

The agreements commit the Company to invest an estimated $256 million in net corporate capital, subject to closing adjustments. The transactions are expected to have a five-year average annual asset CAFD of approximately $23 million prior to corporate financing costs.

Quarterly Dividend

On February 12, 2021, Clearway Energy, Inc.’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.324 per share payable on March 15, 2021, to stockholders of record as of March 1, 2021.
Seasonality

Clearway Energy, Inc.’s quarterly operating results are impacted by seasonal factors, as well as weather variability which can impact renewable energy resource and volumetric sales of steam and chilled water at the Thermal segment. Most of the Company's revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s portfolio. Factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•Higher summer capacity prices from conventional assets;
•Higher solar insolation during the summer months;
•Higher wind resources during the spring and summer months;
•Debt service payments which are made either quarterly or semi-annually;
•Timing of maintenance capital expenditures and the impact of both unforced and forced outages; and
•Timing of distributions from unconsolidated affiliates

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distributions and operating activities on a quarterly basis.

Financial Guidance and Pro Forma CAFD Outlook

The Company is reiterating its 2021 full year CAFD guidance of $325 million.

2021 financial guidance factors in the contribution of committed growth investments based on current expected closing timelines, estimates for potential impacts on Thermal volumes related to the COVID-19 pandemic, and the Company’s current estimated financial exposure from the previously mentioned February 2021 severe weather event in Texas. 2021 CAFD guidance does not factor in the timing of when CAFD is realized from new growth investments pursuant to 5-year averages beyond 2021.

6 Net corporate capital is after proceeds from a state sales and use tax refund expected to be received in 2021; per terms of the acquisition agreement the Company’s net corporate capital will be no higher than $119 million should the refund be less than expected

With the effects above, the timing of CAFD realization pursuant to 5-year averages, and the Mt. Storm acquisition, which has yet to close, the Company is updating its Pro Forma CAFD Outlook expectations to approximately $385 million.

Financial guidance and the Pro Forma CAFD Outlook continue to be based on median renewable energy production estimates for the full year.

Earnings Conference Call

On March 1, 2021, Clearway Energy, Inc. will host a conference call at 8:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to Clearway Energy, Inc.’s website at http://www.clearwayenergy.com and clicking on “Presentations & Webcasts” under “Investor Relations.”

About Clearway Energy, Inc.

Clearway Energy, Inc. is one of the largest renewable energy owners in the US with over 4,200 net MW of installed wind and solar generation projects. The Company also owns approximately 2,500 net MW of environmentally-sound, highly efficient natural gas generation facilities as well as a portfolio of district energy systems. Through this environmentally-sound diversified and primarily contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor Global Infrastructure Partners III (GIP), an independent infrastructure fund manager that invests in infrastructure and businesses in both OECD and select emerging market countries, through GIP’s portfolio company, Clearway Energy Group.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” "target," “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms.  Such forward-looking statements include, but are not limited to, statements regarding the estimated impact of recent weather events on the Company, its operations, its facilities and its financial results, the Company’s response to such weather events, impacts related to COVID-19 or any other pandemic, the benefits of the relationship with Global Infrastructure Partners III (GIP) and GIP’s expertise, the Company’s future relationship and arrangements with GIP and Clearway Energy Group, as well as the Company's dividend expectations, Net Income, Adjusted EBITDA, Cash from Operating Activities, Cash Available for Distribution, the Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although Clearway Energy, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, impacts related to COVID-19 or any other pandemic, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulations, the condition of capital markets generally, the Company's ability to access capital markets, cyber terrorism and inadequate cybersecurity, the ability to engage in successful acquisitions activity, unanticipated outages at its generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions (including receipt of third party consents and regulatory approvals), the Company's ability to enter into new contracts as existing contracts expire, risk relating to the Company's relationships with GIP and Clearway Energy Group, the Company's ability to acquire assets from GIP, Clearway Energy Group or third parties, the Company's ability to close drop down transactions, and the Company's ability to maintain and grow its quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

Clearway Energy, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, March 1, 2021, and are based on assumptions believed to be reasonable as of this date. Clearway Energy, Inc. expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Clearway Energy, Inc.’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy, Inc.’s future results included in Clearway Energy, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, Clearway Energy, Inc. makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the Securities Exchange Commission.

# # #
Contacts:

Investors:                Media:
    Akil Marsh                Zadie Oleksiw
    investor.relations@clearwayenergy.com    media@clearwayenergy.com
    609-608-1500                202-836-5754

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In millions, except per share amounts)	2020	2019	2018
Operating Revenues
Total operating revenues	$1,199	$1,032	$1,053
Operating Costs and Expenses
Cost of operations	366	337	327
Depreciation, amortization and accretion	428	401	336
Impairment losses	24	33	—
General and administrative	34	29	20
Transaction and integration costs	9	3	20
Development costs	5	5	3
Total operating costs and expenses	866	808	706
Operating Income	333	224	347
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	7	83	74
Impairment loss on investment	(8)	—	—
Gain on sale of unconsolidated affiliate	49	—	—
Other income, net	4	9	8
Loss on debt extinguishment	(24)	(16)	(7)
Interest expense	(415)	(404)	(306)
Total other expense, net	(387)	(328)	(231)
(Loss) Income Before Income Taxes	(54)	(104)	116
Income tax expense (benefit)	8	(8)	62
Net (Loss) Income	(62)	(96)	54
Less: Pre-acquisition net income of Drop Down Assets	—	—	4
Net (Loss) Income Excluding Pre-acquisition Net Income (Loss) of Drop Down Assets	(62)	(96)	50
Less: Net (loss) income attributable to noncontrolling interests	(87)	(85)	2
Net Income (Loss) Attributable to Clearway Energy, Inc.	$25	$(11)	$48
Earnings Per Share Attributable to Clearway Energy, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	35	35
Weighted average number of Class C common shares outstanding - basic	80	74	69
Weighted average number of Class C common shares outstanding - diluted	81	74	69
Earnings (Loss) per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.22	$(0.10)	$0.46
Dividends Per Class A Common Share	$1.05	$0.80	$1.258
Dividends Per Class C Common Share	$1.05	$0.80	$1.258

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
(In millions)	2020	2019	2018
Net (Loss) Income	$(62)	$(96)	$54
Other Comprehensive Income (Loss), net of tax
Unrealized gain on derivatives, net of income tax expense of $—, $1, and $2	1	7	22
Other comprehensive income	1	7	22
Comprehensive (Loss) Income	(61)	(89)	76
Less: Pre-acquisition net income of Drop Down Assets	—	—	4
Less: Comprehensive (loss) income attributable to noncontrolling interests	(87)	(81)	14
Comprehensive Income (Loss) Attributable to Clearway Energy, Inc.	$26	$(8)	$58

CLEARWAY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	December 31, 2020	December 31, 2019
ASSETS	(In millions)
Current Assets
Cash and cash equivalents	$268	$155
Restricted cash	197	262
Accounts receivable — trade	143	116
Accounts receivable — affiliates	—	2
Inventory	42	40
Derivative instruments	—	—
Prepayments and other current assets	58	33
Total current assets	708	608
Property, plant and equipment, net	7,217	6,063
Other Assets
Equity investments in affiliates	741	1,183
Intangible assets, net	1,370	1,428
Deferred income taxes	104	92
Derivative instruments	1	—
Right-of-use assets, net	337	223
Other non-current assets	114	103
Total other assets	2,667	3,029
Total Assets	$10,592	$9,700
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$384	$1,824
Accounts payable — trade	72	74
Accounts payable — affiliates	17	31
Derivative instruments	38	16
Accrued interest expense	44	41
Accrued expenses and other current liabilities	79	71
Total current liabilities	634	2,057
Other Liabilities
Long-term debt	6,585	4,956
Derivative instruments	135	76
Long-term lease liabilities	345	227
Other non-current liabilities	178	121
Total non-current liabilities	7,243	5,380
Total Liabilities	7,877	7,437
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 201,635,990 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 81,558,845, Class D 42,738,750) at December 31, 2020 and 198,819,999 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 78,742,854, Class D 42,738,750) at December 31, 2019	1	1
Additional paid-in capital	1,922	1,936
Accumulated deficit	(84)	(72)
Accumulated other comprehensive loss	(14)	(15)
Noncontrolling interest	890	413
Total Stockholders' Equity	2,715	2,263
Total Liabilities and Stockholders' Equity	$10,592	$9,700

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2020	2019	2018
Cash Flows from Operating Activities	(In millions)
Net (loss) income	$(62)	$(96)	$54
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(7)	(83)	(74)
Distributions from unconsolidated affiliates	61	34	70
Depreciation, amortization and accretion	428	401	335
Amortization of financing costs and debt discounts	15	17	24
Amortization of intangibles and out-of-market contracts	90	71	70
Loss on debt extinguishment	24	16	7
Reduction in carrying amount of right-of-use assets	4	7	—
Gain on sale of unconsolidated affiliate	(49)	—	—
Impairment losses	32	33	—
Change in deferred income taxes	8	(8)	62
Changes in derivative instruments	44	85	(16)
Loss on disposal of asset components	3	9	—
Cash used in changes in other working capital
Changes in prepaid and accrued liabilities for tolling agreements	(1)	1	—
Changes in other working capital	(45)	(10)	(34)
Net Cash Provided by Operating Activities	545	477	498
Cash Flows from Investing Activities
Acquisitions	—	(100)	(11)
Partnership interest acquisition	—	(29)	—
Acquisition of Drop Down Assets, net of cash acquired	(122)	(161)	(126)
Buyout of Wind TE Holdco noncontrolling interest	—	(19)	—
Capital expenditures	(124)	(228)	(83)
Cash receipts from notes receivable	—	—	13
Return of investment from unconsolidated affiliates	79	56	45
Investments in unconsolidated affiliates	(11)	(13)	(34)
Proceeds from sale of assets	90	20	—
Consolidation of DGPV Holdco 3 LLC	17	—	—
Other	9	6	11
Net Cash Used in Investing Activities	(62)	(468)	(185)
Cash Flows from Financing Activities
Net contributions from noncontrolling interests	247	174	91
Buyout of Repowering Partnership II LLC noncontrolling interest	(70)	—	—
Proceeds from the issuance of common stock	62	100	153
Payments of dividends and distributions	(211)	(155)	(238)
Proceeds from the revolving credit facility	265	152	35
Payments for the revolving credit facility	(265)	(152)	(90)
Proceeds from issuance of long-term debt	1,084	1,215	827
Payments of debt issuance costs	(20)	(25)	(14)
Payments for long-term debt	(1,527)	(1,484)	(810)
Net Cash Used in Financing Activities	(435)	(175)	(46)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	48	(166)	267
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	417	583	316
Cash, Cash Equivalents and Restricted Cash at End of Period	$465	$417	$583

Supplemental Disclosures
Interest paid, net of amount capitalized	$(325)	$(313)	$(292)
Non-cash investing and financing activities:
Reductions to fixed assets for accrued capital expenditures	(18)	(2)	(15)
Non-cash adjustment for change in tax basis	21	28	(7)
Non-cash contributions from CEG, NRG, net of distributions	$6	$36	$38

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Stockholders' Equity
Balances at December 31, 2017	$—	$1	$1,843	$(69)	$(28)	$412	$2,159
Net income	—	—	—	48	—	2	50
Pre-acquisition net loss of acquired Drop Down Assets	—	—	—	—	—	4	4
Unrealized gain on derivatives, net of tax	—	—	—	—	10	12	22
Payments for the Buckthorn Solar Drop Down Asset and UPMC	—	—	1	—	—	(53)	(52)
Equity component of tendered 2020 Convertible Notes and 2019 Convertible Notes	—	—	(3)	—	—	—	(3)
Capital contributions from tax equity investors, net of distributions, cash	—	—	—	—	—	106	106
Distributions and return of capital to NRG, net of contributions, cash	—	—	—	—	—	(11)	(11)
Distributions and return of capital to NRG, net of contributions, non-cash	—	—	—	—	—	38	38
Stock-based compensation	—	—	4	(1)	—	—	3
Proceeds from the issuance of Class C common stock	—	—	153	—	—	—	153
Non-cash adjustment for change in tax basis of property, plant and equipment	—	—	(7)	—	—	—	(7)
Common stock dividends	—	—	(94)	(36)	—	(108)	(238)
Balances at December 31, 2018	$—	$1	$1,897	$(58)	$(18)	$402	$2,224
Net loss	—	—	—	(11)	—	(85)	(96)
Unrealized gain on derivatives, net of tax	—	—	—	—	3	4	7
Buyout of Wind TE Holdco non-controlling interest	—	—	(5)	—	—	(14)	(19)
Carlsbad Drop Down	—	—	—	—	—	(35)	(35)
Contributions from tax equity interests, net of distributions, cash	—	—	—	—	—	242	242
Distributions to CEG, net of contributions, cash	—	—	—	—	—	(68)	(68)
Cumulative effect of change in the accounting principle	—	—	—	(2)	—	(1)	(3)
Contributions from CEG net of distributions, non-cash	—	—	—	—	—	36	36
Stock-based compensation	—	—	3	(1)	—	—	2
Proceeds from the issuance of Class C Common Stock	—	—	100	—	—	—	100
Non-cash adjustment for change in tax basis	—	—	28	—	—	—	28
Common stock dividends	—	—	(87)	—	—	(68)	(155)
Balances at December 31, 2019	$—	$1	$1,936	$(72)	$(15)	$413	$2,263
Net income (loss)	—	—	—	25	—	(87)	(62)
Unrealized gain on derivatives, net of tax	—	—	—	—	1	—	1
Contributions from CEG, non-cash	—	—	—	—	—	6	6
Contributions from CEG, cash	—	—	—	—	—	6	6
Distributions to noncontrolling interests, non-cash	—	—	—	—	—	(2)	(2)
Contributions from noncontrolling interests, net of distributions, cash	—	—	—	—	—	240	240
DGPV Drop Down and Consolidation	—	—	—	—	—	(20)	(20)
Mesquite Star Drop Down and Consolidation	—	—	—	—	—	361	361
Langford Drop Down	—	—	—	—	—	76	76
Rosamond Central Drop Down	—	—	—	—	—	57	57
Lighthouse Partnership Yield Protection Agreement	—	—	(15)	—	—	—	(15)
Buyout of Repowering Partnership II LLC non-controlling interest	—	—	—	—	—	(70)	(70)
Stock-based compensation	—	—	2	—	—	—	2
Non-cash adjustment for change in tax basis	—	—	21	—	—	—	21
Net proceeds from the issuance of common stock under the ATM Programs	—	—	62	—	—	—	62
Common stock dividends and distributions to CEG	—	—	(84)	(37)	—	(90)	(211)
Balances at December 31, 2020	$—	$1	$1,922	$(84)	$(14)	$890	$2,715

Appendix Table A-1: Three Months Ended December 31, 2020, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$43	$(83)	$(1)	$(32)	$(73)
Plus:
Income Tax Benefit	—	—	—	(5)	(5)
Interest Expense, net	15	26	3	26	70
Depreciation, Amortization, and ARO	32	82	11	—	125
Contract Amortization	6	15	1	—	22
Impairment Losses and Impairment on Equity Investment	—	32	—	—	32
Loss on Debt Extinguishment	—	15	—	—	15
Mark to Market (MtM) Losses on economic hedges	—	(8)	—	—	(8)
Transaction and integration costs	—	—	—	7	7
Other non-recurring charges	—	(4)	1	(1)	(4)
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	44	—	—	47
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$99	$119	$15	$(4)	$229

Appendix Table A-2: Three Months Ended December 31, 2019, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$38	$(34)	$—	$(52)	$(48)
Plus:
Income Tax Expense	—	—	—	6	6
Interest Expense, net	13	25	5	22	65
Depreciation, Amortization, and ARO	27	78	7	—	112
Contract Amortization	3	15	1	—	19
Impairment Losses	—	14	—	—	14
Loss on Debt Extinguishment	—	—	—	15	15
Acquisition-related transaction and integration costs	—	—	—	1	1
Other non-recurring charges	—	7	—	—	7
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	(2)	—	—	1
Non-Cash Equity Compensation	—	—	1	1	2
Adjusted EBITDA	$84	$103	$14	$(7)	$194

Appendix Table A-3: Twelve Months Ended December 31, 2020, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$140	$(109)	$3	$(96)	$(62)
Plus:
Income Tax Expense	—	—	—	8	8
Interest Expense, net	83	215	19	96	413
Depreciation, Amortization, and ARO	132	264	32	—	428
Contract Amortization	24	61	3	—	88
Impairment Losses and Impairment on Equity Investment	—	32	—	—	32
Loss on Debt Extinguishment	—	21	—	3	24
Transaction and Integration costs	—	—	—	9	9
Other Non-recurring Charges	—	(3)	3	(48)	(48)
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	13	174	—	—	187
Non-Cash Equity Compensation	—	—	—	3	3
Adjusted EBITDA	$392	$655	$60	$(25)	$1,082

Appendix Table A-4: Twelve Months Ended December 31, 2019, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$135	$(104)	$(5)	$(122)	$(96)
Plus:
Income Tax Benefit	—	—	—	(8)	(8)
Interest Expense, net	57	235	18	87	397
Depreciation, Amortization, and ARO	103	271	27	—	401
Contract Amortization	7	61	3	—	71
Impairment Losses	—	14	19	—	33
Loss on Debt Extinguishment	—	1	—	15	16
Mark to Market (MtM) Losses on economic hedges	—	9	—	—	9
Transaction and Integration costs	—	—	—	3	3
Other Non-recurring Charges	(2)	11	1	1	11
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	14	108	—	—	122
Non-Cash Equity Compensation	—	—	1	3	4
Adjusted EBITDA	$314	$606	$64	$(21)	$963

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Twelve Months Ended
($ in millions)	12/31/20	12/31/19	12/31/20	12/31/19
Adjusted EBITDA	$229	$194	$1,082	$963
Cash interest paid	(87)	(92)	(325)	(313)
Changes in prepaid and accrued liabilities for tolling agreements	(16)	(11)	(1)	1
Adjustment to reflect Walnut Creek investment payments	—	—	—	(5)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(35)	(31)	(196)	(203)
Distributions from unconsolidated affiliates	10	2	61	34
Changes in working capital and other	3	41	(76)	—
Cash from Operating Activities	104	103	545	477
Changes in working capital and other	(3)	(41)	76	—
Development Expenses[7]	1	1	5	5
Return of investment from unconsolidated affiliates	26	19	79	56
Net contributions (to)/from non-controlling interest[8]	(7)	(3)	(17)	(4)
Maintenance capital expenditures[9]	(6)	(10)	(22)	(22)
Principal amortization of indebtedness[10]	(85)	(76)	(339)	(305)
Adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy	—	14	(32)	32
Cash Available for Distribution	$30	$7	$295	$239
Accelerated and accrued interest payments from 2024 Senior Notes redemption	—	7	—	7
Net Impact of Carlsbad given timing of project debt service	—	8	—	8
Reported Cash Available for Distribution	$30	$22	$295	$254

7 Primarily relates to Thermal Development Expenses
8 2020 excludes $376 million of contributions relating to funding of Repowering 1.0, Langford, and Rosamond Central Partnerships; 2019 excludes $177 million of contributions related to funding of Hawaii and Repowering 1.0 tax equity partnerships
9 Net of allocated insurance proceeds
10 2020 excludes $374 million for the refinancing of the DG Solar funds (DG-CS Master Borrower), $260 million for the repayment of construction financing in connection with the Repowering 1.0 Partnership, $247 million for the refinancing of Utah Solar Portfolio, $158 million for the refinancing of Alpine, Blythe, and Roadrunner (NIMH Solar), $135 million total consideration for the redemption of Corporate Notes, and $130 million for the repayment of construction financing in connection with Rosamond Central; 2019 excludes $785 million Corporate Notes and revolver payments, $212 million for the refinancing of Tapestry, South Trent, Agua Caliente Borrower 2, and PSOMAS portfolios, $193 million in connection with the Repowering 1.0 Partnership, and $124 million in connection with Hawaii Solar Phase I

Appendix Table A-6: Twelve Months Ended December 31, 2020, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in 2020:

Twelve Months Ended
($ in millions)	12/31/20
Sources:
Proceeds from the issuance of long-term debt	1,084
Net cash provided by operating activities	545
Proceeds from the revolving credit facility	265
Net contributions from non-controlling interests	247
Proceeds from sale of assets	90
Return of investment from unconsolidated affiliates	79
Proceeds from the issuance of common stock	62
Other net cash inflows	26

Uses:
Payments for long-term debt	(1,527)
Payments for the revolving credit facility	(265)
Payment of dividends and distributions	(211)
Capital expenditures	(124)
Acquisition of Drop Down Asset	(122)
Buyout of Repowering Partnership II LLC noncontrolling interest	(70)
Payments of debt issuance costs	(20)
Investments in unconsolidated affiliates	(11)

Change in total cash, cash equivalents, and restricted cash	$48

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	2021 Full Year Guidance	Pro Forma CAFD Outlook
Net Income	$140	$255
Income Tax Expense	25	45
Interest Expense, net	365	355
Depreciation, Amortization, and ARO Expense	600	600
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	75	75
Non-Cash Equity Compensation	5	5
Adjusted EBITDA	1,210	1,335
Cash interest paid	(347)	(348)
Changes in prepaid and accrued liabilities for tolling agreements	5	10
Adjustment to reflect sale-type lease[11]	(7)	6
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(119)	(116)
Cash distributions from unconsolidated affiliates[12]	81	81
Income Tax Payment	(1)	—
Cash from Operating Activities	822	968
Development Expense[13]	5	5
Net contributions to non-controlling interest[14]	(58)	(99)
Maintenance capital expenditures	(28)	(33)
Principal amortization of indebtedness	(416)	(456)
Cash Available for Distribution	$325	$385
Add Back: Principal amortization of indebtedness	416	456
Adjusted Cash from Operations	741	841

11 Adjustment to reflect cash generated from sales-type lease projects
12 Distribution from unconsolidated affiliates can be classified as Return of Investment on Unconsolidated Affiliates when actuals are reported. This is below cash from operating activities
13 Primarily relates to Thermal Development Expenses
14 Includes tax equity proceeds and distributions to tax equity partners

Appendix Table A-8: Growth Investments 5 Year Average CAFD

($ in millions)	Dropdown Portfolio 5 Year Ave. - 2021-2025	Langford 5 Year Ave. - 2021-2025	Agua Caliente 5 Year Ave. - 2021-2025	Co-Investment in 1.6GW Portfolio - 2022	Co-Investment in 1.6GW Portfolio 5 Year Ave. - 2023-2027	Mt Storm 5 Year Ave. - 2022-2026
Net Income	$4	$0.3	$33	$21	$85	$8
Interest Expense, net	(4)	—	19	3	14	—
Depreciation, Amortization, and ARO Expense	8	5.2	54	7	8	5
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	—	—	(12)	—	—	—
Adjusted EBITDA	8	5.5	94	31	107	13
Cash interest paid	4	—	(18)	(3)	(14)	—
Pro-rata Adjusted EBITDA from unconsolidated affiliates	—	—	18	—	—	—
Cash distributions from unconsolidated affiliates	—	—	(9)	—	—	—
Cash from Operating Activities	12	5.5	85	28	93	13
Net distributions from non-controlling interest	8	3.0	(28)	(16)	(48)	—
Maintenance capital expenditures	1	—	—	—	(3)	(3)
Principal amortization of indebtedness	2	—	(37)	(3)	(22)	—
Estimated Cash Available for Distribution	$23	$8.5	$20	$9	$20	$10

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA

EBITDA, Adjusted EBITDA, and Cash Available for Distribution (CAFD) are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of non-GAAP financial measures should not be construed as an inference that Clearway Energy’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because Clearway Energy considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than Clearway Energy does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of Clearway Energy’s business. Clearway Energy compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, non-cash equity compensation expense, asset write offs and impairments; and factors which we do not consider indicative of future operating performance such as transition and integration related costs. The reader is encouraged to evaluate each adjustment and the reasons Clearway Energy considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future Clearway Energy may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, non-cash equity compensation expense, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution

A non-GAAP measure, Cash Available for Distribution is defined as of December 31, 2020 as Adjusted EBITDA plus cash distributions/return of investment from unconsolidated affiliates, adjustments to reflect CAFD generated by unconsolidated investments that were not able to distribute project dividends prior to PG&E's emergence from bankruptcy on July 1, 2020 and subsequent release post-bankruptcy, cash receipts from notes receivable, cash distributions from noncontrolling interests, adjustments to reflect sales-type lease cash payments, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata Adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, Walnut Creek investment payments, changes in prepaid and accrued capacity payments, and adjusted for development expenses. Management believes CAFD is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe CAFD is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, CAFD is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to CAFD is cash provided by operating activities.

However, CAFD has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. CAFD is a non-GAAP measure and should not be considered an alternative to cash provided by operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of CAFD are not necessarily comparable to CAFD as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash provided by operating activities.